PRESS RELEASE

El Torno Vein Gold Sampling Results

Jujuy, Argentina - May 5, 2011 - Dr. Fabio Montanari, President and CEO of Soltera Mining Corp. (OTC: SLTA.PK; Frankfurt: SN7) (www.solteramining.com) is pleased to announce the exciting results of a reconnaissance hardrock gold sampling program carried out last month (April 2011).

Following the previously reported sampling program for eluvial (surface weathered) gold, Soltera immediately began to focus on the two major gold targets at El Torno: the large gold-bearing vein systems that cross the license area; and the potential open-pit areas with dispersed gold. Both types of target were outlined by the 2008 geochemical surveys and Soltera opted to start with the vein system.

The first step was a reconnaissance survey of the bedrock and vein mineralization within a short (300 meter) stretch of the main vein system and a smaller area half a kilometer to the northwest. A total of 44 samples were collected from old trenches (probably dug by Codelco and Peñoles) or from rock outcrops. Thirty-nine samples were 1 or 1.5 meter length channels; five were rock-chip. The samples, mainly between 2 kg and 2.5 kg in weight, were sent to an internationally recognized laboratory for fire assay.

The results are excellent.  From a total of 44 samples analyzed, 17 showed more than 1 g/t Au including:

•	6.5 meters with between 6.2 and 8.8 g/t Au,

•	1 meter at 14.95 g/t Au,

•	1 meter at 20.9 g/t Au, and

•	1.5 meters at 376 g/t Au.

•	The mean value of the 17 samples containing more than 1 g/t Au (with the 376 g/t Au cut to 100 g/t Au) is 11 g/t Au.

Most of the gold-rich samples were from along the western side of the main vein system, but some were in smaller vein systems to the northwest.

The survey has confirmed the existence of rich gold mineralization in a zone flanking the main vein system, as indicated by the 1997 Puma drilling program which was adjacent to the sampled area.  This zone is at least 6 meters thick in the area tested and our results also show mineralization that has not previously been recognized within parts of the 14-meter thick main vein system. The results confirm the importance of the geochemical anomalies as guidelines to mineralization.

The reconnaissance survey covered only a small part of the vein system and the geochemically anomalous areas and Soltera is now planning a program of mapping and sampling to cover them all in detail.  The objective will be to provide basic data and guidelines for the geophysical surveys and drilling programs over the main targets.

Contact:

Fabio Montanari
President/CEO
Soltera Mining Corp.
1-888-768-5552
info@solteramining.com
www.solteramining.com

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